.Registration No. 333-

As filed with the Securities and Exchange Commission on  August 10, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HICKORY TECH CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1524393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

221 East Hickory Street
P.O. Box 3248
Mankato, Minnesota 56002-3248
(Address of registrant’s principal executive offices,
including zip code)

HICKORY TECH CORPORATION

2005 DIRECTORS’ INCENTIVE PLAN

(Full title of the plan)

David A. Christensen
221 East Hickory Street
P.O. Box 3248
Mankato, Minnesota 56002-3248
(507) 387-3355
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.10 per share (3)	200,000 Shares	$8.88	$1,776,000	$210

(1)          Represents the shares of common stock of Hickory Tech Corporation that may be offered or sold pursuant to the Hickory Tech Corporation 2005 Directors’ Incentive Plan.

(2)          The number of shares of common stock being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended.  The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock traded on The Nasdaq National Market as reported in the consolidated reporting system on August 8, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Hickory Tech Corporation (hereinafter “we,” “us” or “HickoryTech”), are incorporated by reference in this registration statement:

(a)                                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)                                 Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(c)                                  Our Current Reports on Form 8-K filed on January 13, 2005, February 10, 2005, February 22, 2005 (with respect to matters reported under Item 1.01 and Item 5.03), May 12, 2005, May 13, 2005 and May 31, 2005; and

(d)                                 The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company.  As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•                                          has not been indemnified by another organization;

•                                          acted in good faith;

•                                          has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;

•                                          assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•                                          reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article XI of HickoryTech’s Restated Articles of Incorporation provides that except to the extent provided by applicable law, a director shall not be personally liable to HickoryTech or its shareholders for monetary damages for (i) any breach of the director’s duty of loyalty to HickoryTech or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes (with respect to illegal distributions of assets and securities violations, respectively), (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission occurring prior to the date when this Article XI became effective.

Section 4.01 of HickoryTech’s Amended and Restated By-Laws provides for indemnification to the extent required or permitted by Section 302A.521 of the Minnesota Statutes or other provisions of law.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers HickoryTech for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

The discussion above of HickoryTech’s Restated Articles of Incorporation, Restated By-Laws and Section 302A.521 of the Minnesota Statutes is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

4.1	Restated Articles of Incorporation (Incorporated by reference to Exhibit 3 to the registrant’s Form 10-Q dated May 6, 1999)

4.2	Amended and Restated By-Laws (Incorporated by reference to Exhibit 3(b) to the registrant’s Form 8-K filed February 22, 2005)

4.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Hickory Tech Corporation (Incorporated by reference to Exhibit 3(c) to the registrant’s Form 10-K dated March 29, 2000)

4.4

Second Amended and Restated Credit Agreement dated as of September 21, 2000, by and among Hickory Tech Corporation, as Borrower, the Lenders referred to herein and First Union National Bank, as Administrative Agent (Incorporated by reference to Exhibit 4 to the registrant’s Form 10-Q dated November 10, 2000)

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

Item 9.                                                           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mankato, State of Minnesota, on the 10th day of August, 2005.

HICKORY TECH CORPORATION

By:	/s/ David A. Christensen
David A. Christensen
Secretary, Vice President, Chief Financial Officer
and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John E. Duffy and David A. Christensen, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of shares of common stock of Hickory Tech Corporation pursuant to the 2005 Directors’ Incentive Plan, as may be amended from time to time, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Duffy	President and Chief Executive	August 3, 2005
John E. Duffy	Officer
(principal executive officer)

/s/ David A. Christensen	Secretary, Vice President, Chief	August 3, 2005
David A. Christensen	Financial Officer and Treasurer
(principal financial and
accounting officer)

/s/ Robert D. Alton, Jr.	Director	August 3, 2005
Robert D. Alton, Jr.

/s/ Lyle T. Bosacker	Director	August 3, 2005
Lyle T. Bosacker

/s/ James W. Bracke	Director	August 3, 2005
James W. Bracke

/s/ Myrita P. Craig	Director	August 3, 2005
Myrita P. Craig

/s/ James H. Holdrege	Director	August 3, 2005
James H. Holdrege

/s/ Lyle G. Jacobson	Director	August 3, 2005
Lyle G. Jacobson

/s/ R. Wynn Kearney, Jr.	Director	August 3, 2005
R. Wynn Kearney, Jr.	Vice Chair of the Board of Directors

/s/ Starr J. Kirklin	Director	August 3, 2005
Starr J. Kirklin	Chairman of the Board of Directors

/s/ Robert E. Switz	Director	August 3, 2005
Robert E. Switz

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation (Incorporated by reference to Exhibit 3 to the registrant’s Form 10-Q dated May 6, 1999)

4.2	Amended and Restated By-Laws (Incorporated by reference to Exhibit 3(b) to the registrant’s Form 8-K filed February 22, 2005)

4.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Hickory Tech Corporation (Incorporated by reference to Exhibit 3(c) to the registrant’s Form 10-K dated March 29, 2000)

4.4

Second Amended and Restated Credit Agreement dated as of September 21, 2000, by and among Hickory Tech Corporation, as Borrower, the Lenders referred to herein and First Union National Bank, as Administrative Agent (Incorporated by reference to Exhibit 4 to the registrant’s Form 10-Q dated November 10, 2000)

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).